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Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1779

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: Nov. 27, 2002

GEORGIA-PACIFIC AND BAIN CAPITAL COMPLETE UNISOURCE TRANSACTION

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) and Bain Capital, a leading global private investment firm, today announced that Bain Capital has acquired a controlling, 60 percent interest in Unisource Worldwide Inc., Georgia-Pacific's paper distribution subsidiary. As previously announced, Georgia-Pacific retains a 40 percent minority ownership interest in Unisource and will hold a note from Unisource for $170 million. Georgia-Pacific's after-tax proceeds from the transaction are expected to total approximately $790 million after closing adjustments, which will be used to reduce debt.

            Under the terms of the transaction, Georgia-Pacific received approximately $470 million, consisting of cash at closing and Unisource funds previously used by Georgia-Pacific to reduce its indebtedness. Georgia-Pacific expects to generate an additional $150 million through completion of a sale-leaseback transaction involving warehouse facilities formerly owned by Unisource that will be sub-leased to Unisource. This sale-leaseback transaction will be reflected as a capital lease obligation on Georgia-Pacific's financial statements.

Georgia-Pacific anticipates receiving a $170 million income tax refund related to the transaction in the first half of 2003, which also will be used to reduce debt.

            "Completion of the sale of a controlling interest in Unisource accomplishes several key objectives for Georgia-Pacific," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "This transaction helps us reduce debt, which strengthens our balance sheet, and results in Georgia-Pacific partnering with a firm with a strong track record of building long-term value."

            Matt Levin, a managing director at Bain Capital, said, "We are very optimistic about the opportunity to build on Unisource's strong customer and supplier relationships, and look forward to executing a successful long-term growth strategy with the management team. Unisource is a market leader in a big industry that remains committed to serving customers, and is well-positioned to grow."

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Bank of America and Citigroup's Salomon Smith Barney provided Bain Capital with senior bank financing for the transaction.

            Unisource, one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America, was purchased by Georgia-Pacific in July 1999 and has conducted business as a separate subsidiary since that time.

            Bain Capital is a global private investment firm that owns private equity, venture capital, fixed income and public market fund advisors with over $14 billion in assets under management. Bain Capital has made private equity investments and add-on acquisitions in over 225 companies in a variety of industries, including distribution and business services companies. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, San Francisco, London, and Munich. For more information, please visit www.baincapital.com.

            Headquartered in Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With 2001 sales of $25 billion, the company employs approximately 60,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

            Certain statements contained in this release, including statements regarding Georgia-Pacific's sale of its 60% interest in Unisource and the expected after-tax proceeds resulting from the sale, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. In some cases, the forward-looking statements contained in this release can be identified by terminology such as "anticipates" or "will" or "expects" or comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the amount of the income tax benefits expected to result from the transaction. As a result, actual events or future results may differ materially and readers are cautioned not to place undue reliance on these forward-looking statements, which are based on information known today and speak only as of the date of this release. In the future, Georgia-Pacific, through its senior management team, may make additional or different forward-looking statements about the matters described in this release. Georgia-Pacific undertakes no obligation to publicly revise any of these forward-looking statements to reflect changes in the facts or information on which they are based or any events or circumstances occurring after the date hereof.

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